EXHIBIT 12

                SINCLAIR BROADCAST GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

       FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, 1995, 1996, AND 1997
                             (DOLLARS IN THOUSANDS)


                                                     1993          1994           1995           1996          1997
                                                 -----------   ------------   ------------   -----------   ------------
Income (loss) before provision (benefit)
 for income taxes and extraordinary

 items .......................................    $    922       $ (3,387)      $ 10,188      $  8,067         11,488
Fixed charges(a) .............................      12,852         25,418         39,253        84,314         98,393
                                                  --------       --------       --------      --------         ------
Earnings available for fixed charges .........      13,774         22,031         49,441        92,381        109,881
Fixed charges ................................      12,852         25,418         39,253        84,314         98,393
                                                  --------       --------       --------      --------        -------
Ratio of earnings to fixed charges ...........        1.1 x            --           1.3 x         1.1 x          1.1 x

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(a) Fixed charges consist of interest  expense,  which includes  interest on all debt and amortization of debt discount, and deferred financing costs.